Exhibit 10.12

JOHN DEERE PERFORMANCE STOCK UNITS
TERMS AND CONDITIONS
GRANTED [____________] (“Grant Date”)

Deere & Company Performance Stock Units (“PSUs”) are granted pursuant to the John Deere 2020 Equity and Incentive Plan (“Plan”). These terms and conditions (“Terms”) together with the Plan, contain the terms of your grant. You should read these Terms carefully. Any capitalized terms that are not otherwise defined in these Terms shall have the meaning assigned to them in the Plan.

PSUs are designed as long-term incentives to encourage ownership and focus on stockholder value.

PSUs are common stock equivalents and represent the right to receive an equivalent number of shares of Deere & Company (“Company”) common stock $1 par value per share (“Common Stock”) if and when certain vesting, performance, and retention requirements, as detailed below, are satisfied.

Individual awards are determined by the Deere & Company Board of Directors Compensation Committee (“Committee”).

These Terms include certain restrictive covenants. If you are a resident of Illinois, you have the right to consult an attorney regarding these Terms. If you are a resident of Texas, you acknowledge that in consideration for your employment with the Company, the financial and other benefits you received from that employment, including the PSUs, and/or access to confidential information and/or trade secrets, you are bound by certain restrictive covenant provisions as outlined in these Terms.

Your PSUs are subject to the following provisions:

(1)	Vesting.
A.	General. Except as provided in sections (1)B and (1)C below and subject to your acceptance of these Terms, your PSUs will vest on the third anniversary of the Grant Date (the “Vesting Date”), subject to your continued employment through the Vesting Date. The number of PSUs that vest, if any, will be determined based on the Company’s performance relative to the metrics described in section (4) below, as determined by the Committee in its discretion. The period beginning on the Grant Date and ending on the Vesting Date is referred to as the “Vesting Period”.
B.	Retirement. In the event of your termination of employment due to Retirement during the Vesting Period, subject to sections (7) and (8), the number of PSUs that shall be eligible to vest on the Vesting Date shall be determined as follows:
1.	If your Retirement occurs on or before October 31 of the fiscal year in which the Grant Date occurs (the “Grant Year End”), the prorated portion of your PSUs that shall be eligible to vest shall equal the total number of PSUs, multiplied by the percentage determined by dividing (i) the number of full calendar months that elapsed between the Grant Date and the Retirement date (including the month of Retirement); by (ii) 12. The remainder of PSUs shall be automatically forfeited as of the date of your Retirement.
2.	If your Retirement occurs after the Grant Year End, the total number of PSUs shall be eligible to vest on the Vesting Date.

For purposes of these Terms, “Retirement” shall have the meaning assigned to such term under the John Deere Pension Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Retirement shall be determined by the Company in its sole discretion, subject to compliance with applicable law.

C.	Disability or Death. In the event of your termination of employment due to Disability or due to death during the Vesting Period, then, subject to sections (7) and (8), the total number of PSUs shall be eligible to vest on the Vesting Date. For purposes of these Terms, “Disability” shall have the meaning assigned to it under the John Deere Long-Term Disability Plan for Salaried Employees or any successor or similar plan of the Company or its Subsidiaries, or if there is no such plan, Disability shall be determined by the Company in its sole discretion, subject to compliance with applicable law.

D.	Other Terminations. Except as provided in sections (1)B and (1)C, and subject to section (7), if you terminate employment with the Company and its Subsidiaries during the Vesting Period, all unvested PSUs held by you at that time shall be automatically forfeited.
E.	In addition, pursuant to section 8.8 of the Plan, any unvested PSUs may be forfeited if you incur a suspension of employment or you are placed on a leave of absence, in either case subject to applicable law.
F.	Notwithstanding the foregoing, the Committee may, in its sole discretion, waive any automatic forfeiture provisions or apply new restrictions to the PSUs; provided that there shall be no acceleration of vesting of PSUs that would result in the imposition on any person of additional taxes, penalties or interest under Section 409A of the Code or by regulations of the Secretary of the United States Treasury.
(2)	Conversion to Common Stock.
A.	Within five days following the Vesting Date, you will receive a number of shares of Common Stock equal to the number of your vested PSUs (net of any shares of Common Stock withheld for Withholding Taxes (as defined below)), and such vested PSUs will terminate. If you have not met your stock ownership guideline requirements at the time of the conversion, you are required to continue to hold the shares of Common Stock received upon conversion of your vested PSUs (net of any shares of Common Stock withheld for Withholding Taxes) until your stock ownership guidelines are met. Stock ownership guidelines currently apply to salary grades E1 and above.
B.	The Company will not be required to convert any PSUs to shares of Common Stock upon vesting until the requirements of any federal, state, or foreign securities laws, rules, or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(3)	Non-Transferability. You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the PSUs or any rights under these Terms, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the foregoing, you may, as described in section (17), designate a beneficiary or beneficiaries to exercise your rights and receive any shares of Common Stock issued or any cash paid with respect to the PSUs upon your death.
(4)	Performance Metrics.
A.	The number of PSUs that vest on the Vesting Date shall be determined, with 50% of the PSUs to be measured based on the Company’s relative total shareholder return (“TSR”) metric, as described in section (4)(D) (the “Relative TSR Vesting Percentage”), and 50% of the PSUs to be measured based on the Company’s relative revenue growth metric, as described in section (4)(E) (the “Relative Revenue Growth Vesting Percentage”).
B.	The three-year period beginning on the first day of the Company’s 2024 fiscal year and ending on the final day of the Company’s 2026 fiscal year shall be the performance period (the “Performance Period”).
C.	The performance peer group shall be approved by the Committee prior to the start of the Performance Period. The performance peer group as it is comprised on the first day of the Performance Period shall constitute the comparator group for purposes of the measuring the Company’s performance metrics (the “Comparator Group”), subject to the following changes:
1.	In the event of a merger, acquisition, or other business combination transaction of a company in the Comparator Group in which the company in the Comparator Group is the surviving entity and remains publicly traded, the surviving entity shall remain a company in the Comparator Group. Any entity involved in the transaction that is not the surviving company shall no longer be a company in the Comparator Group.
2.	In the event of a merger, acquisition, or business combination transaction of a company in the Comparator Group, or a “going private” transaction or other event involving a company in the Comparator Group, in each case where the company in the Comparator Group is not the surviving entity or is no longer publicly traded, the company shall no longer be a company in the Comparator Group.
3.	Notwithstanding the foregoing, in the event of a bankruptcy, liquidation, or delisting of a company in the Comparator Group, such company shall remain a company in the Comparator Group but shall: (A) be deemed to have a TSR of negative 100% (-100%) for purposes of determining the Relative TSR Vesting Percentage; and (B) be placed at the bottom of the Comparator Group for purposes of determining the Relative Revenue Growth Vesting Percentage.
D.	Relative TSR.
1.	The Relative TSR Vesting Percentage shall be determined based on the Company’s TSR percentile position within the Comparator Group at the end of the Performance Period.
2.	At the end of the Performance Period, the TSR for the Company, and for each company in the Comparator Group, shall be calculated by dividing (i) the Closing Average Share Value (as defined below) for the Performance Period by (ii) the Opening Average Share Value (as defined below) for the Performance Period.
(a)	The term “Closing Average Share Value” for the Performance Period means the Average Stock Price of shares of the relevant company for the 20 trading days ending on the last day of the Performance Period.
(b)	The term “Opening Average Share Value” for the Performance Period means the Average Stock Price of shares of the relevant company for the 20 trading days ending on the day before the first day of the Performance Period.
(c)	The term “Average Stock Price” means the trailing 20-day average price of shares of the relevant company as of the applicable date on the primary securities exchange on which the shares of the relevant company are then listed or quoted for trading as of the close of each business day. The Average Stock Price shall be adjusted for dividends. Dividends shall be assumed to be reinvested in additional shares as of the ex-dividend date.
3.	The Company’s TSR percentile position shall be determined by sequentially ranking each company in the Comparator Group, including the Company, from highest TSR in position 1 to the lowest.
4.	The Company’s TSR percentile within the Comparator Group shall be rounded down to the nearest whole percentile, and will be calculated in the following manner, where N represents the total number of companies in the Comparator Group including the Company and R represents the Company’s ranking within the Comparator Group:
Company’s TSR Percentile Rank =	N – R
N – 1

5.	Payout Table. The number of PSUs vested and converted to shares of Common Stock can range from zero to two hundred percent of the number of PSUs granted depending on relative performance as described in section (4)(D), according to the following table. Amounts for interim points will be linearly interpolated.
Relative TSR Percentile vs. Comparator Group	Percentage of PSUs Vested
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

E.	Relative Revenue Growth.
1.	The Relative Revenue Growth Vesting Percentage shall be determined based on the Company’s compounded annual growth rate of revenues during the Performance Period relative to the compound annual revenue growth rate for the Comparator Group. Revenue growth for a company in the Comparator Group will be calculated by dividing (i) total net sales and revenues on a consolidated basis as reported (“Revenues”) for the final year of the Performance Period by (ii) Revenues for the year prior to the start of the Performance Period; raising the quotient to the one-third power; then subtracting one from the result. For members of the Comparator Group, Revenues for a year are based on the last four quarters of data available from the Company’s independent data service as of 15 November 2026.
2.	Revenue growth for the Company will include net sales and revenues associated with an acquisition or with a business that has been divested.
3.	The Company’s relative revenue growth position shall be determined by sequentially ranking each company in the Comparator Group, including the Company, from highest revenue growth in position 1 to the lowest.
4.	The Company’s relative revenue growth percentile within the Comparator Group shall be rounded down to the nearest whole percentile, and will be calculated in the following manner, where N represents the total number of companies in the Comparator Group including the Company and R represents the Company’s ranking within the Comparator Group:
Company’s Relative Revenue Growth Percentile Rank =	N – R
N – 1

5.	Payout Table. The number of PSUs vested and converted to shares of Common Stock can range from zero to two hundred percent of the number of PSUs granted depending on relative performance as described in section (4)(E), according to the following table. Amounts for interim points will be linearly interpolated.
Relative Revenue Growth Percentile vs. Comparator Group	Percentage of PSUs Vested
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

(5)	No Stockholder Rights. You will not have any rights of a stockholder with respect to the shares of Common Stock issuable under the PSUs, including, but not limited to, voting rights, until the PSUs are converted and you become the record holder of those shares following their issuance after the satisfaction of the Withholding Taxes.
(6)	Dividend Equivalents. No dividend equivalents with respect to cash dividends shall be paid to you with respect to the PSUs.
(7)	Change of Control Events. Unless the Committee determines otherwise prior to a Change of Control, in the event of a Change of Control, (i) the vesting or forfeiture of the outstanding PSUs will be subject to the terms and conditions of Article VII of the Plan and (ii) in the event of a Qualifying Termination, the PSUs will be cashed out assuming the Company performance metrics applied in section (4) are at target and based on the Change of Control Price measured on the date of the Change of Control.
(8)	Special Forfeiture Provisions.

A.	In the event that your employment terminates due to Retirement, Disability, or with the consent of the Committee before the PSUs are converted to shares of Common Stock, your right to vesting of your outstanding PSUs, if any, shall be subject to the Restrictive Covenants set forth in Attachment A. If it is determined that you have breached the Restrictive Covenants in Attachment A, your outstanding PSUs shall be automatically forfeited. Any determination by the Committee that you breached such Restrictive Covenants shall be final, binding and conclusive.
B.	If you have attained salary grade E3 or above on or after the Grant Date, then, by accepting these Terms, you agree that the PSUs are subject to and conditioned on the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, the Company’s Executive Incentive Compensation Recoupment Policy, the Incentive Compensation Recovery Policy, or any successor or similar policy), whether approved before or after the Grant Date (as applicable, a “Clawback Policy”). Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, the PSUs are subject to offset in the event that you have an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable Clawback Policy. No PSUs (nor any portion thereof) shall be earned until you have met all the conditions of these Terms, and any clawback, recoupment or forfeiture provisions of any applicable Clawback Policy have been applied.
(9)	Withholding Taxes. The Company will take such actions as it deems appropriate to ensure that all applicable income taxes, employment taxes, social insurance, national insurance and other contributions, levies, payroll taxes, social security, payment on account obligations or other amounts (“Taxes”) required to be collected, withheld or accounted for in connection with the vesting and/or issuance of shares of Common Stock (or other amounts or property) pursuant to the PSUs (“Withholding Taxes”) are withheld or collected from you. Unless the Committee determines otherwise, upon conversion of the PSUs to Common Stock, whole shares of Common Stock to be issued upon such conversion will be withheld and applied to the satisfaction of the Withholding Taxes. Notwithstanding the foregoing, if you have attained salary grade E3, in order to help meet the Company’s stock ownership requirements, you may elect to pay the Withholding Taxes with respect to your PSUs by delivery of a check to the Company in amount of such Withholding Taxes by contacting the Executive Compensation department at __________@JohnDeere.com by no later than 14 days prior to the applicable conversion date; provided, however, that if you are an officer of the Company subject to Section 16 of the Exchange Act, you may not make such election.
(10)	Expenses. Commissions, fees, and other expenses connected with the sale of shares of Common Stock following conversion of the PSUs are payable by you. No commissions or fees are charged for holding the PSUs and shares of Common Stock in the Fidelity brokerage account.
(11)	Procedures. PSUs are currently held and administered through Fidelity. Information regarding your PSU holdings is available via the Internet at ____________ or by calling ____________in the U.S. Toll-free codes for calling from outside the U.S. can be accessed via the Internet at ________________.
(12)	No Employment Rights. Nothing herein confers any right or obligation on you to continue in the employ of the Company or any Subsidiary, nor shall the Plan or these Terms affect in any way your right or the right of the Company or any Subsidiary, as the case may be, to terminate your employment at any time, subject to applicable law and the terms of any employment agreement between you and the Company or a Subsidiary. Nothing herein creates an employment agreement or becomes part of remuneration for purposes of determining other benefits. Receipt of this award does not entitle you to any future awards or other considerations even if the Committee decides to continue making such awards to other employees.
(13)	Severability. If all or any part of these Terms or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of these Terms or the Plan not declared to be unlawful or invalid. Any part of these Terms so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms thereof to the fullest extent possible while remaining lawful and valid. To the extent a court of competent jurisdiction determines that the Restrictive Covenants set forth in Attachment A are overly broad in duration or scope, the parties expressly agree that the court may modify the Restrictive Covenants so as to comply with applicable law.

(14)	Successors and Assigns. The grant of PSUs evidenced by these Terms shall inure to the benefit of and be binding upon the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
(15)	Amendment. These Terms may be amended only by a writing executed by the Company and you that specifically states that it is amending these Terms. Notwithstanding the foregoing, these Terms may be amended solely by the Committee by a writing which specifically states that it is amending these Terms, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Notwithstanding the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the PSUs or these Terms in any way it may deem necessary or advisable (A) to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, (B) to ensure that you are not required to recognize taxable income with respect to your PSUs prior to the time that they are converted into shares of Common Stock and are not subject to any additional taxes, penalties, or interest under Section 409A of the Code or (C) to exercise the Committee’s discretion to eliminate or decrease the amount of the award as permitted by the Plan.
(16)	Conformity with Plan. These PSUs were granted pursuant to Article III of the Plan and are subject to the provisions of the Plan. Any inconsistencies between these Terms and the Plan shall be resolved in accordance with the provisions of the Plan. By accepting the award, you agree to be bound by all the terms of the Plan and these Terms. The prospectus for the Plan is available at ___________. A paper copy of the prospectus is also available upon request from the Deere & Company Global Compensation, One John Deere Place, Moline, Illinois, 61265-8098 or by contacting the Executive Compensation department at ___________@JohnDeere.com. The latest Deere & Company Annual Report and Proxy Statement are available electronically at http://www.deere.com/stock or in hard copy upon request from the Deere & Company Investor Relations.
(17)	Beneficiary. You may at any time name or change the beneficiary or beneficiaries to whom unpaid amounts under the Plan will be paid in the case of your death (to the extent the beneficiary designation is valid under applicable law). Beneficiary Designation Forms for completing and returning to Fidelity are available at:

United States Participants:

Outside the United States Participants:

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan. Please note that any Beneficiary Designation Form you made under the John Deere Omnibus Equity and Incentive Plan will not apply to benefits under the Plan.

(18)	Section 409A. This grant of PSUs is intended to be exempt from or comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. Notwithstanding anything in these Terms to the contrary, if the PSUs constitute “deferred compensation” under Section 409A of the Code and the PSUs are converted to shares of Common Stock upon your separation from service, payment with respect to the PSUs shall be delayed for a period of six months after your separation from service if you are a “specified employee” as defined under Section 409A of the Code (as determined by the Committee), if required pursuant to Section 409A of the Code. If payment is delayed, the shares of Common Stock shall be distributed within 30 days of the date that is the six-month anniversary of your termination of employment. If you die during the six-month delay, such shares shall be distributed in accordance with your will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this grant of PSUs may only be made in a manner and upon an event permitted by Section 409A of the Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A of the Code. To the extent that any provision of these Terms would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the PSUs to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under these Terms shall be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.

(19)	Electronic Delivery. The Company may deliver any documents related to the PSUs, the Plan or future awards that may be granted under the Plan by electronic means. Such means of electronic delivery include, but are not limited to, the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or such other means of electronic delivery specified by the Company. You hereby acknowledge that you have read this provision and consent to the electronic delivery of the documents. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company in writing or by telephone. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you understand that you must provide the Company with a paper copy of any documents if the attempted electronic delivery of such documents fails.
(20)	Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, if you reside and/or work outside of the United States, you shall be subject to the Additional Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you currently reside or work or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the Grant Date, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of these Terms and are incorporated herein by reference.
(21)	Grant Acceptance. YOU ACKNOWLEDGE THAT YOU HAVE BEEN PROVIDED AT LEAST 14 DAYS TO REVIEW AND CONSIDER THESE TERMS. YOU MUST ACCEPT THESE TERMS BY DOING SO ON THE FIDELITY ADMINISTRATION WEBSITE (____________) PRIOR TO THE PSUS BEING CONVERTED TO SHARES OF COMMON STOCK. IF YOU DO NOT ACCEPT THE TERMS AS INSTRUCTED, THIS GRANT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION BY THE COMPANY OR THE COMMITTEE, TERMINATE AND THE PSUS SHALL BE FORFEITED.

ACCEPTANCE OF THESE TERMS CONSTITUTES YOUR CONSENT TO ANY ACTION TAKEN UNDER THE PLAN AND THESE TERMS AND YOUR AGREEMENT TO BE BOUND BY THE COVENANTS AND AGREEMENTS CONTAINED IN ATTACHMENT A HERETO. YOU SHOULD READ ATTACHMENT A CAREFULLY BEFORE DECIDING TO ACCEPT THE AWARD OF PSUS. IF YOU DECIDE NOT TO ACCEPT THIS AWARD YOU WILL FORFEIT THE PSUS AND THE RESTRICTIVE COVENANTS SET FORTH IN ATTACHMENT A WILL NOT APPLY. HOWEVER, YOU WILL CONTINUE TO BE SUBJECT TO ANY RESTRICTIVE COVENANTS WITH RESPECT TO PRIOR OR SUBSEQUENT EQUITY GRANTS AND ANY OTHER RESTRICTIVE COVENANT AGREEMENTS BETWEEN YOU AND THE COMPANY. THERE WILL BE NO OTHER CONSEQUENCES AS A RESULT OF YOUR DECISION NOT TO ACCEPT THIS AWARD.